Exhibit 10.48

[The following document is the first amendment to the current lease to which it refers. As originally executed, however, it was erroneously titled “Second Amendment to Lease,” in that it incorrectly referred to an “Amendment to Lease Termination and Settlement Agreement” as the “First Amendment”, although that was actually related to a prior lease, not the current lease. Thus, the following document is in fact the first amendment to the current lease. This correction is reflected in the following text.]

FIRST AMENDMENT TO LEASE

(Restating and re-titling the document dated August 11, 2010 and originally titled “Second Amendment to Lease”)

This First Amendment to Lease (“First Amendment”) is made this 11th day of August, 2010 (“Reference Date”) by and between Ardenwood Corporate Park Associates, a California Limited Partnership, having an address at 10600 N. De Anza Blvd., Suite 200, Cupertino, California 95014 (“Landlord”), and Network Equipment Technologies, Inc., a Delaware corporation having its principal place of business at 6900 Paseo Padre Parkway, Fremont, California, 94555 (“Tenant”).

WITNESSETH

WHEREAS, Landlord and Tenant entered into a Lease, dated as of December 21, 2000 (the “Original Lease”), with respect to (i) that certain three (3)- story building consisting of approximately 97,747 rentable square feet and more commonly known as 6900 Paseo Padre Parkway (“6900 Building”), and (ii) that certain two (2)- story building consisting of approximately 88,043 rentable square feet and more commonly known as 6801 Kaiser Drive (“6801 Kaiser Building”, and, together with the 6900 Building and the Improvements described in Section 2.B. of the Original Lease, the “Premises”); and

WHEREAS, effective as of September 1, 2010 (the “Effective Date”), Landlord and Tenant wish to modify the Lease to, among other things: (i) extend the Lease Term for the 6900 Building only for an additional five (5) years; (ii) specify the Base Monthly Rent installments due during the extended Lease Term; and (iii) provide for Tenant to establish a letter of credit to secure its obligations under the Lease for the extended Lease Term;

NOW, THEREFORE, in order to effect the intent of the parties as set forth above and for good and valuable consideration exchanged between the parties, receipt of which hereby is acknowledged, the Lease is amended as follows:

1.

Lease.  Effective as of the Effective Date, “Lease” shall mean the Original Lease as amended by this First Amendment.

2.

Extension of Term for 6900 Building.  As of the Effective Date, the Lease Expiration Date for the 6900 Building is changed from December 31, 2011 to December 31, 2016.  The period of time commencing on January 1, 2012 to December 31, 2016 shall be deemed the “Extension Term.”

3.

Expiration of Term for 6801 Kaiser Building.  Notwithstanding anything to the contrary contained in this First Amendment, the term of the Lease for the 6801 Kaiser Building shall expire on December 31, 2011 (“6801 Kaiser Building Expiration Date”), and from and after the Effective Date through the 6801 Kaiser Building Expiration Date Tenant shall continue to comply with all of the terms and conditions of the Original Lease with respect to the 6801 Kaiser Building, including, without limitation, the obligation to pay the Net Monthly Base Rent and additional rent applicable to the 6801 Kaiser Building.  This Second Amendment shall not apply to the 6801 Kaiser Building.

4,

Monthly Base Rent for 6900 Building During Extension Term.  Commencing on September 1, 2010, Tenant shall pay Net Monthly Base Rent for the 6900 Building in accordance with the following schedule:

09/01/10  - 08/31/11

$100,098.00 per month

09/01/11  - 08/31/12

$101,564.00 per month

09/01/12  - 08/31/13

$103,060.00 per month

09/01/13  - 08/31/14

$104,585.00 per month

09/01/14  - 08/31/15

$106,141.00 per month

09/01/15  - 08/31/16

$107,728.00 per month

09/01/16 – 12/31/16

$109,347.00 per month

5.

Replacement Letter of Credit.  The parties acknowledge that Landlord currently holds a security deposit in the form of a letter of credit in the amount of $277,923.47 (“Original LC”).  Within thirty (30) days after the Effective Date, Tenant shall provide Landlord with a replacement letter of credit in the amount of $1,918,605.47 (“Replacement LC”), which is the sum of the Original LC and additional security in the amount of $1,640,682.00, to serve as security for the performance of Tenant’s obligations under the Lease during the Extension Term. Commencing on September 1, 2011 and on each September 1st thereafter during the Extension Term, Tenant shall be permitted to reduce the amount of the Replacement LC by Two Hundred Fifty Thousand Dollars ($250,000).  The Replacement LC shall comply with the provisions of Section 4.E. of the Original Lease and from and after the Effective Date references in the Original Lease to the “Security Deposit” shall be deemed to mean the Replacement LC.  Landlord shall comply with the reasonable requirements of Tenant’s bank in effecting the cancellation of the Original LC and the issuance of the Replacement LC.

6.

Defined Terms.  All defined terms shall have the same meanings set forth in the Original Lease, except as otherwise stated expressly in this First Amendment.

7.

Remainder Unaffected.   Except as expressly set forth in this First Amendment, the Original Lease and all of the terms, covenants and conditions thereof shall remain unmodified and in full force and effect.  In the event of conflict or inconsistency between the terms and provisions of this First Amendment and the terms and provisions of the Original Lease, the terms and provisions of this First Amendment shall prevail.

7.

Counterparts.   This First Amendment may be executed in counterparts, and such counterparts together shall constitute but one original of the Amendment. Each counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.  Facsimile signatures and PDF format signatures sent by electronic mail shall be treated and have the same effect as original signatures.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the Reference Date.

Landlord

Tenant

Ardenwood Corporate Park Associates,

Network Equipment Technologies, Inc.,

a California limited partnership

a Delaware corporation

By:  ________________________

By: _________________________

Its:  General Partner

Its: _________________________